PARTICIPATION AGREEMENT

Among

AXA EQUITABLE LIFE INSURANCE COMPANY

TRUST

ADVISER

and

ADMINISTRATOR

THIS AGREEMENT, made and entered into as of this 1st day of April, 2011, by and among AXA EQUITABLE LIFE INSURANCE COMPANY (the “Company”), a New York life insurance company, on its own behalf and on behalf of its separate accounts (the “Accounts”); JPMorgan Insurance Trust, an open-end management investment company organized under the laws of Massachusetts (the “Trust”); J. P. Morgan Investment Management Inc. (the “Adviser”), a Delaware company; and JPMorgan Funds Management Inc., a Delaware company (the “Administrator”).

WHEREAS, the Trust engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts (collectively, the “Variable Insurance Products”) to be offered by insurance companies (hereinafter “Participating Insurance Companies”); and

WHEREAS, the shares of the Trust are divided into several series of shares, each designated a “portfolio” and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Trust is able to rely on an order from the Securities and Exchange Commission (hereinafter the “SEC”) granting the Trust and Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans as defined in Treas. Reg. §1.8 17-5(3)(iii) (“Qualified Plans”) (hereinafter the “Mixed and Shared Funding Exemptive Order”); and

WHEREAS, the Trust is registered as an open-end management investment company under the 1940 Act and shares of the portfolios are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Company has registered certain Variable Insurance Products under the 1933 Act; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Trust intends to offer shares and Company intends to purchase shares in the portfolios listed on Schedule B attached hereto and incorporated herein by reference, as such schedule may be amended from time to time by mutual written agreement of the parties (the “Portfolios”), on behalf of the Accounts listed on Schedule A, as such schedule may be amended from time to time by mutual written agreement of the parties; and

WHEREAS, the Company has issued and plans to continue to issue certain variable life insurance policies and/or variable annuity contracts supported wholly or partially by the Accounts (the “Contracts; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company under the insurance laws of the State of New York, to set aside and invest assets attributable to the Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company also intends to continue to purchase shares in other open-end investment companies or series thereof not affiliated with the Fund (the “Unaffiliated Funds”) on behalf of the Accounts to fund the Contracts.

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Trust, the Adviser and the Administrator agree as follows:

ARTICLE I. Trust Shares

1.1 The Trust agrees to make shares of the Portfolios available for purchase at the applicable net asset value per share next computed after receipt by the Trust or its designee of an order by the Company and the Accounts on those days on which the Trust calculates its Portfolios’ net asset value pursuant to rules of the SEC, and the Trust shall calculate such net asset value on each day on which the New York Stock Exchange is open for trading (“Business Day”). For purposes of this Section 1.1, the Company shall be the designee of the Trust for receipt of such orders from the Account and receipt by such designee shall constitute receipt by the Trust; provided that the Trust’s designated transfer agent receives notice of such order by 10:00 a.m. Eastern Time on the next following Business Day (“Trade Date plus 1”). Notwithstanding the foregoing, the Company shall use its best efforts to provide the Trust’s designated transfer agent with notice of such orders by 9:30 a.m. Eastern Time on Trade Date plus 1.

1.2 Notwithstanding the foregoing, the Trust may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trust acting in good faith, necessary or appropriate in the best interests of the shareholders of such Portfolio. All orders received by the Company shall be subject to the terms of the then current prospectus and statement of additional information of the Trust, including the Trust’s excessive trading policies. The Company shall use its best efforts, and shall reasonably cooperate with, the Trust and assist with enforcing the Trust’s market timing, late trading, and any redemption fee policies as set forth in the Trust’s prospectus and such other policies established by the Trust from time to time. The Company acknowledges that orders received by it in violation of the Trust’s stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or the Contract owner as a result of such cancellation. In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading, or other factors.

1.3 The Company certifies that it will at all times follow relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Portfolios, including, without limitation:

(a)	Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940, as amended (“Investment Company Act”);

(b)	The provisions of this Agreement; and

(c)	the Trust prospectus.

(a)	1.4 Company further certifies that it has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law, regulation and the requirements of the Trust’s prospectus with respect to late trading; and

(b)	will cooperate with the Trust in the Trust’s monitoring and enforcing of the Trust’s market timing policies as set forth in the Prospectus and such other policies established by the Trust from time to time; and

(c)	upon request, will provide information and further certification to the Trust or the Adviser or its designee to verify compliance with Sections 1.3 and 1.4.

1.5 The Trust will only sell shares of the Portfolios to Participating Insurance Company separate accounts if an agreement containing provisions the substance of which are the similar to as Sections 2.1, 2.2 (except with respect to designation of applicable law), and Article VII of this Agreement is in effect to govern such sales. No shares of the Portfolio will be sold to the general public.

1.6 The Trust agrees to redeem for cash, on the Company’s request, any full or fractional shares of the Portfolios held by the Account, executing such requests on each Business Day at the net asset value next computed after receipt by the Trust or its designee of the request for redemption. For purposes of this Section 1.6, the Company shall be the designee of the Trust for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Trust, provided that the Trust receives notice of any such request for redemption by 10 a.m. on Trade Date plus 1.

1.7 The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Trust’s shares may be sold to other Participating Insurance Companies (subject to Section 1.6) and the cash value of the Contracts may be invested in other investment companies.

1.8 In the event of net purchases, the Company shall pay for Trust shares by 3:00 p.m. Eastern time on Trade. Date plus 1 Payment shall be in federal funds transmitted by wire and/or by a credit for any shares redeemed the same day as the purchase.

1.9 The Trust shall pay and transmit the proceeds of redemptions of Trust shares by 11:00 a.m. Eastern Time on the next Business Day after a redemption order is received in accordance with Section 1.4 hereof; provided, however, that the Trust may delay payment to the extent permitted under Section 22(e) of the 1940 Act. Payment shall be in federal funds transmitted by wire.

1.10 Issuance and transfer of the Trust’s shares will be by book entry only. Stock certificates will not be issued to the Company or the Accounts. Shares purchased from the Trust will be recorded in an appropriate title for the relevant Account or the relevant sub-account of an Account.

1.11 On each record date, the Trust shall use its best efforts to furnish same day notice (by electronic communication or telephone, followed by electronic confirmation) to the Company of any income, dividends or capital gain distributions payable on a Portfolio’s shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Trust shall notify the Company as soon as reasonably practicable of the number of shares so issued as payment of such dividends and distributions.

1.12 The Administrator shall make the net asset value per share for each Portfolio available to the Company on each Business Day as soon as reasonably practicable after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. Eastern time.

In the event of any error in (i) the determination of a Portfolio’s daily net asset value, dividend rate or capital gains distribution rate or (ii) in the reporting of a Portfolio’s daily net asset value, dividend rate or capital gains distribution rate on any day (each a “Pricing Error”), transactions effected pursuant to this Agreement shall be recalculated promptly using the correct price and adjustments and/or payments shall be made to each Contract owner’s account consistent with the Trust’s net asset value error correction policies. To the extent any contract owner’s account has not been made whole for any loss arising out of such Pricing Error pursuant to the Trust’s policies (subject to certain de minimis losses not required to be made whole), the Trust or the Adviser shall make such Contract owner’s account whole. The Company agrees to take such action as may be reasonably requested by the Trust or the Adviser to correct the effect of a Pricing Error with respect to any Contract owners’ accounts. In addition, the Trust or the Adviser agree to compensate the Company for its reasonable and demonstrable out of pocket costs incurred by it in making a Contract owner’s account whole, if such costs are a direct result of the Trust’s failure to provide correct net asset values, dividend or capital gains information

ARTICLE II. Representations and Warranties

2.1. The Company represents and warrants that: (a) Contracts or interests in the Accounts are or will be registered under the 1933 Act, or are not so registered in proper reliance upon an exemption from such registration requirements; (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with state insurance law’s suitability requirements.

2.2. The Company represents and warrants that: (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established each Account prior to any issuance or sale of units thereof as a separate account under New York law; and (c) it has registered each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and will maintain such registration for so long as any Contracts are outstanding as required by applicable law or, alternatively, the Company has not registered one or more Accounts in proper reliance upon an exclusion from such registration requirements.

2.3 The Trust represents and warrants that: (a) the Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act; (b) the Fund shares sold pursuant to this Agreement shall be duly authorized for issuance and sold in compliance with all applicable state and federal securities laws including without limitation the 1933 Act, the 1934 Act, and the 1940 Act; (c) the Trust is and shall remain registered under the 1940 Act; and (d) the Trust shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

2.4 [Reserved.]

2.5. The Trust represents and warrants that it shall register and qualify the shares for sale in accordance with the laws of the various states if and to the extent required by applicable law.

2.6. The Trust represents and warrants that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act.

2.7. The Trust represents and warrants that it believes, in good faith, that each Portfolio of the Trust will comply with

Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation 1.817-5(b), relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these provisions). In the event the Trust should fail to so qualify, it will take all reasonable steps (a) to notify the Company of such breach and (b) to resume compliance with such diversification requirement within the grace period afforded by Treasury Regulations 1.817-5.

2.8. The Adviser represents and warrants that it is and shall remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Trust in compliance in all material respects with any applicable state and federal securities laws.

2.10. The Trust and the Adviser represent and warrant that all of their respective officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Trust are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Trust in an amount not less than the minimal coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.11. The Trust represents that it believes, in good faith, that each Portfolio (i) is currently qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and that it will make every effort to maintain such qualification of the Trust and that it will notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future; (ii) that each Portfolio shall not be a “publicly-traded partnership” within the meaning of the Code and the regulations thereunder; and (iii) that each Portfolio will not make any direct or indirect investment which would require the Company to report such an investment as a “listed transaction” on the Company’s tax return or any similar Internal Revenue Service reporting requirements.

2.12. The Trust and the Adviser represent and warrant that they will provide the Company with as much advance notice as is reasonably practicable of any material change affecting the Portfolios (including, but not limited to, any material change in the registration statement or prospectus affecting the Portfolios) and any proxy solicitation affecting the Portfolios and consult with the Company in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expense by implementing them in conjunction with regular annual updates of the prospectus for the Contracts where reasonably practicable.

2.13. The Company represents and warrants, for purposes other than diversification under Section 817 of the Code, that the Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance policies under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Trust, the Distributor and the Adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. In addition, the Company represents and warrants that each Account is a “segregated asset account” and that interests in each Account are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. The Company will use every effort to continue to meet such definitional requirements, and it will notify the Trust, the Distributor and the Adviser immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future. The Company represents and warrants that it will not purchase Trust shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

2.14. The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements. In addition, the Company represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury. The Company will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Trust with any requested information about Contract owners and their accounts in the event that the Trust shall request such information due to an inquiry or investigation by any law enforcement, regulatory or administrative authority. To the extent permitted by applicable law and regulations, the Company will notify the Trust of any concerns that the Company may have in connection with any Contract owner in the context of relevant anti-money laundering laws or regulations. 2.15. The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable laws, rules and regulations relating to consumer privacy, including, but not limited to, Regulation S-P.

2.16. The Company represents and warrants that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures (“Late Trading Procedures”) reasonably designed to ensure that any and all orders relating to the purchase, sale or exchange of Trust shares communicated to the Trust to be treated in accordance with Article I of this Agreement as having been received on a Business Day, have been received by the time as of which the Trust calculates net asset value for the shares of the Portfolios on the relevant Business Day (“Valuation Time”) on such Business Day and were not modified after the Valuation Time, and that all orders received from Contract owners but not rescinded by the Valuation Time were communicated to the Trust or its agent as received for that Business Day.

2.17. Each transmission of orders by the Company shall constitute a representation by the Company that such orders are accurate and complete and relate to orders received by the Company by the Valuation Time on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Trust shares received from Contract owners but not rescinded by the Valuation Time. The Company agrees to provide the Trust or its designee with a copy of the Late Trading Procedures and such certifications and representations regarding the Late Trading Procedures as the Trust or its designee may reasonably request. The Company will promptly notify the Trust in writing of any material change to the Late Trading Procedures.

2.18 (a) Company agrees to provide Trust, or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) or mutually acceptable Securities and Exchange Commission (“SEC”) approved identifier, and the Contract owner number or participant account number associated with the Contract owner, if known, of any or all shareholder(s) of Trust, and the amount, date and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of shares held through an account maintained on behalf of the Company during the period covered by the request.

(i) Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. Fund, or its designee, may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by Fund for the purpose of eliminating or reducing market timing and abusive trading practices.

(ii) Company agrees to provide, promptly upon request of Fund, or its designee, the information specified in Section 2.18(a)(i). If requested by Fund, or its designee, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2.18(a)(i) is itself a financial intermediary (“indirect intermediary”) and, upon further request of Fund, or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 2.18(a)(i) for those Contract owners who hold an account with an indirect intermediary or (ii) restrict the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by Fund. Company additionally agrees to inform Fund, or its designee, whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. Notwithstanding the foregoing, the parties acknowledge that the Company’s ability to execute Fund’s instructions may be limited by certain contractual obligations contained in the Contracts, certain rights contained in the Contract prospectuses, and/or applicable state insurance laws and regulations. If pursuant to any such limitation, the Company reasonably believes that it is prevented from complying with a request from Fund to prohibit trading, the Company will notify Fund within three days of receiving such request and will work cooperatively with Fund to determine whether other actions may be taken by the Company in order to protect Fund shareholders from dilution of the value of outstanding securities issued by the Fund, including restricting purchase and exchange activity by accepting purchase or exchange requests via US mail only.

(iii) Fund shall not use any of the information provided pursuant to this Paragraph 2.18 (“Product Owner Information”) for any purpose other than to comply with the provisions of Rule 22c-2 of the Investment Company Act of 1940 (“Rule 22c-2”) or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws. Fund will hold all Product Owner Information in confidence and will not disclose any of such information to any other person without the prior written consent of the Company except as required by law or regulatory requirement. Fund warrants and represents that it has developed and implemented and will maintain appropriate policies and procedures relating to administrative, technical and physical safeguards (i) designed to ensure the confidentiality of Product Owner Information; (ii) designed to protect against unauthorized access to or use of Product Owner Information; (iii) to dispose of Product Owner Information in compliance with applicable laws and regulations and (iv) to provide training to all of its personnel handling Product Owner Information in connection with the implementation of its information security policies and procedures. Fund will regularly audit and review its information security policies and procedures to assess their continued effectiveness and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, customer information systems or threats or hazards to product Owner Information. In the event that Fund discovers, is notified or has a reasonable basis to believe that any Product Owner Information has been acquired by a third party without proper authorization, Fund promptly will notify Company of such improper authorization, cooperate with Company to notify all affected customers, law enforcement agencies and/or governmental regulators who are required to be notified of such improper authorization by law or regulation, provide all affected Contract owners at its own cost and expense with free credit monitoring services for at least one year following the breach and shall take all other reasonable steps to mitigate any damage resulting from such unauthorized disclosure. The Adviser shall indemnify and hold harmless the Company from and against any and all losses, claims, damages, liabilities (including amounts paid in written settlement with the written consent of the Company) or litigation (including legal and other expenses) resulting directly from the unauthorized disclosure of a Contract Owner’s TIN, ITIN, GII, SEC approved identifier, or the Contract owner number or participant account number associated with the Contract owner provided to the Fund in response to the Fund’s request for information pursuant to the terms of this section 2.18; and provided further that the Adviser’s indemnification is limited by and in accordance with the provisions of
Sections 8.2(b), 8.2(c) and 8.2(e). The provisions of this section will survive the termination of this Agreement.

(b) Company agrees to execute written instructions from Fund, or its designee, to restrict further purchases or exchanges of shares by a Contract owner that has been identified by Fund, or its designee, as having engaged in transactions of the shares (directly or indirectly through the Company’s account) that violate policies established by Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. Notwithstanding the foregoing, the parties acknowledge that the Company’s ability to execute Fund’s instructions may be limited by certain contractual obligations contained in the Contracts, certain rights contained in the Contract prospectuses, and/or applicable state insurance laws and regulations. If pursuant to any such limitation, the Company reasonably believes that it is prevented from complying with a request from Fund to prohibit trading, the Company will notify Fund within three days of receiving such request and will work cooperatively with Fund to determine whether other actions may be taken by the Company in order to protect Fund shareholders from dilution of the value of shares issued by the Fund, including restricting purchase and exchange activity by accepting purchase or exchange requests via US mail only.

(i) Instructions to restrict or prohibit trading must include the TIN, ITIN, GI1 or mutually acceptable SEC approved identifier, and the specific individual Contract owner number or participant account number associated with the Contract owner, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GI1 or mutually acceptable SEC approved identifier, or specific individual Contract owner number or participant account number associated with the Contract owner is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) The Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt by the Company of the instructions.

(iii) The Company must provide written confirmation to the Fund that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

    (c) For purposes of this Section 2.18:

(i)	The term “Fund” includes Adviser, Administrator, and JPMorgan Distribution Services, Inc, which is the Trust’s principal underwriter; the Trust’s transfer agent and the series of the Trust listed in the Agreement, but does not include any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act.

(ii)	The term “Contract owner” means holder of interests in a variable annuity or variable life insurance Contract issued by the Company.

(iii)	The term “written” includes electronic writings and facsimile transmissions.

2.19 Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or board action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

ARTICLE III. Prospectuses and Proxy Statements; Voting

3.1. At least annually, the Trust or its designee shall provide the Company with as many copies of the Trust’s current prospectus as the Company may reasonably request, with expenses to be borne in accordance with Schedule C hereof. If requested by the Company in lieu thereof, the Trust or its designee shall provide such documentation (including an electronic version of the current prospectus) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Trust is amended) to have the prospectus for the Contracts and the prospectus for the Trust printed together in one document. The Company will deliver or cause to be delivered to each of its Contract owners, at or prior to the time of purchase of a Portfolio shares, a copy of the Trust’s prospectus or the combined document containing the Trusts’ and the Contracts’ prospectuses.

3.2. If applicable state or federal laws or regulations require that the Statement of Additional Information (“SAI”) for the Trust be distributed to all Contract owners, then the Trust or its designee shall provide the Company with copies of the Trust’s SAI in such quantities, with expenses to be borne in accordance with Schedule C hereof, as the Company may reasonably require to permit timely distribution thereof to Contract owners. The Trust or its designee shall also provide an SAI to any Contract owner or prospective owner who requests such SAI from the Trust. 3.3. The Trust or its designee shall provide the Company with copies of the Trust’s proxy materials, reports to shareholders and other communications to shareholders in such quantity, with expenses to be borne in accordance with Schedule C hereof, as the Company may reasonably require to permit timely distribution thereof to Contract owners.

3.4. It is understood and agreed that, except with respect to information regarding the Company provided in writing by that party, the Company shall not be responsible for the content of the prospectus or SAI for the Trust. It is also understood and agreed that, except with respect to information regarding the Trust, the Administrator, the Adviser or the Portfolios provided in writing by the Trust or its designee, the Administrator or the Adviser, neither the Fund, the Administrator nor Adviser are responsible for the content of the prospectus or SAI for the Contracts.

3.5. If and to the extent required by law the Company shall:

(a) solicit voting instructions from Contract owners;

(b) vote the Trust shares held in the Accounts in accordance with instructions received from Contract owners;

(c) vote Trust shares held in the Accounts for which no instructions have been received in the same proportion as Trust shares for which instructions have been received from Contract owners, so long as and to the extent that the Securities and Exchange Commission (“SEC”) continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners; and

(d) vote Trust shares held in its general account or otherwise in the same proportion as Trust shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require such voting by the insurance company. The Company reserves the right to vote Fund shares in its own right, to the extent permitted by law.

(e) 3.6. The Company shall be responsible for assuring that each of its separate accounts holding shares of a Portfolio calculates voting privileges as directed by the Trust and agreed to by the Company and the Trust. The Trust agrees to promptly notify the Company of any changes of interpretations or amendments of the Mixed and Shared Funding Exemptive Order.

(f) 3.7. The Trust will comply with all provisions of the 1940 Act requiring voting by shareholders. Further, the Trust will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV. Sales Material and Information

4.1. The Company shall furnish, or shall cause to be furnished, to the Trust, the Adviser or its designee, drafts of the separate account prospectuses and statements of additional information and a copy of each piece of sales literature or other promotional material that the Company develops or proposes to use and in which the Trust (or Portfolio thereof), the Adviser or the Trust is named in connection with the Contracts, at least ten (10) Business Days prior to its use. No such material shall be used if the Trust, Adviser, Administrator or their designee objects to such use within ten (10) Business Days after receipt of such material.

4.2. The Company nor any person contracting with the Company to prepare sales literature or other promotional material shall not give any information or make any representations or statements on behalf of the Trust in connection with the sale of the Contracts other than the information or representations contained in the registration statement, including the prospectus or SAI for the Trust shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Trust or its designee, except with the permission of the Trust or its designee.

4.3. The Administrator shall furnish, or shall cause to be furnished, to the Company, a copy of each piece of sales literature or other promotional material prepared by the Trust in which the Company and/or its Accounts are named at least ten (10) Business Days prior to its use. No such material shall be used if the Company objects to such use within five (5) business days after receipt of such material.

4.4. The Trust ,the Administrator and the Adviser shall not give any information or make any representations on behalf of the Company or concerning the Company, the Accounts, or the Contracts other than the information or representations contained in a registration statement, including the prospectus or SAI for the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5. The Company will provide to the Trust, upon the Trust’s request, at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, solicitations for voting instructions, sales literature and other promotional materials and all amendments to any of the above, that relate to the investment in an

Account or Contract and refer to the Trust and/or its Portfolios promptly after the filing of such documents with the Securities and Exchange Commission or other regulatory authorities.

4.6. The Trust will provide to the Company, upon the Company’s request, at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, solicitations for voting instructions, sales literature and other promotional materials and all amendments to any of the above, that relate to the Trust or its shares promptly after the filing of such documents with the Securities and Exchange Commission or other regulatory authorities.

4.7. For purposes of Articles IV and VIII, the phrase “sales literature and other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media; e.g., on-line networks such as the Internet or other electronic media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and shareholder reports, and proxy materials (including solicitations for voting instructions) and any other material constituting sales literature or advertising under the Financial Industry Regulatory Authority (“FINRA”) rules, the 1933 Act or the 1940 Act.

4.8. At the request of any party to this Agreement, each other party will make available to the other party’s independent auditors and/or representatives of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any party’s obligations under this Agreement.

ARTICLE V. Fees and Expenses

5.1. The Trust and the Adviser shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Trust, or Adviser under this Agreement; provided, however, (a) the parties will bear their own expenses as reflected in Schedule C and other provisions of this Agreement, and (b) the parties may enter into other agreements relating to the Company’s investment in the Trust, including services agreements.

Each Party agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver, in a timely manner, combined or coordinated prospectuses or other materials of the Portfolio and the Accounts.

ARTICLE VI. Diversification and Qualification

6.1. The Trust represents that it believes in good faith that the Trust and each Portfolio thereof will comply with Section 817(h) of the Code and Treasury Regulation §1.817-5(b), as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications or successor provisions to such Section or Regulations. The Trust or the Adviser shall provide timely to the Company a quarterly written diversification certification, in the form attached hereto as Schedule D, as to whether each Portfolio complies with the diversification requirements of Section 817(h) of the Code.

6.2. The Trust, the Administrator and the Adviser represent and warrant that shares of the Portfolios will be sold only to Participating Insurance Companies and their separate accounts and to Qualified Plans. No shares of any Portfolio of the Trust will be sold to the general public.

6.3. [Reserved.]

6.4. The Trust will notify the Company immediately upon having a reasonable basis for believing that the Fund or any Portfolio has ceased to comply with the aforesaid Section 817(h) diversification requirements or might not so comply in the future.

6.5 Without in any way limiting the effect of Sections 8.2 hereof and without in any way limiting or restricting any other remedies available to the Company, the Adviser or Administrator will compensate the Company for its reasonable and demonstrable out of pocket costs incurred by it as a direct result of the failure of the Trust or a Portfolio to comply with Sections 6.1 or 6.2 hereof; provided, however, that the Adviser or the Administrator shall not be liable under this Section 6.5 to the extent the Trust’s or Portfolio’s failure to comply with Section 6.1 or 6.2 was caused by the Company or an Account.

6.6. The Company agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of the Company (or, to the Company’s knowledge, of any Contract owner) that any Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against the Trust, the Administrator or the Adviser as a result of such a failure or alleged failure:

(a) The Company shall promptly notify the Trust,, the Administrator and the Adviser of such assertion or potential claim;

(b) The Company shall consult with the Trust, the Administrator and the Adviser as to how to minimize any liability that may arise as a result of such failure or alleged failure;

(c) The Company shall use its best efforts to minimize any liability of the Trust,, the Administrator and the Adviser resulting from such failure, including, without limitation,

demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent;

(d) Any written materials to be submitted by the Company to the IRS, any Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by the Company to the Trust,, the Administrator and the Adviser (together with any supporting information or analysis) for its review and approval prior to such submission;

(e) The Company shall provide the Trust,, the Administrator and the Adviser with such cooperation as the Trust,, the Administrator and the Adviser shall reasonably request (including, without limitation, by permitting the Trust, the Administrator and the Adviser to review the relevant books and records of the Company) in order to facilitate the review by the Trust,, the Administrator and the Adviser of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure;

(f) The Company shall not with respect to any claim of the IRS or any Contract owner that would give rise to a claim against the Trust, the Administrator and the Adviser (i) compromise or settle any claim, (ii) accept any adjustment on audit, or (iii) forego any allowable administrative or judicial appeals, without the express written consent of the Trust, the Administrator and the Adviser, which shall not be unreasonably withheld; provided that, the Company shall not be required to appeal any adverse judicial decision unless the Trust, the Administrator, or the Adviser shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and further provided that the Trust, the Administrator and the Adviser shall bear the costs and expenses, including reasonable attorney’s fees, incurred by the Company in complying with this clause (f).

ARTICLE VII. Potential Conflicts and Compliance With Mixed and Shared Funding Exemptive Order

7.1. If required under the Mixed and Shared Funding Exemptive Order, the Board of Trustees of the Trust (the “Board”) will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the Contract owners of all Accounts investing in the Trust. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio is being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners or by contract owners of different Participating Insurance Companies; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of Contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

7.2. If required under the Mixed and Shared Funding Exemptive Order, the Company will report in writing any potential or existing conflicts of which it is aware to the Administrator. Upon receipt of such report, the Administrator shall report the potential or existing material irreconcilable differences to the Board. The Company will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are to be disregarded. Such responsibilities shall be carried out by the Company with a view only to the interests of its Contract owners.

7.3. If required under the Mixed and Shared Funding Exemptive Order, and it is determined by a majority of the Board, or a majority of its directors who are not interested persons of the Trust, (the “Independent Directors”), that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the Independent Directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account. No charge or penalty will be imposed as a result of such withdrawal. The Company bears the responsibility to take remedial action in the event of Board determination of an irreconcilable material conflict and the cost of such remedial action, and these responsibilities shall be carried out by the Company with a view only to the interests of Contract owners.

7.4. If required under the Mixed and Shared Funding Exemptive Order, and if a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust’s election, to withdraw the Account’s investment in the Trust and terminate this Agreement with respect to such Account (at the Company’s expense); provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors. No charge or penalty will be imposed as a result of such withdrawal. The Company bears the responsibility to take remedial action in the event of Board determination of an irreconcilable material conflict and the cost of such remedial action, and these responsibilities shall be carried out by the Company with a view only to the interests of Contract owners. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented, and until the end of that six-month period the Adviser, and the Trust shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust, subject to the terms of the Trust’s then-current prospectus.

7.5. If required under the Mixed and Shared Funding Exemptive Order, and if a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Account’s investment in the Trust and terminate this Agreement within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors. Until the end of the foregoing six-month period, the Trust shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust, subject to the terms of the Trust’s then-current prospectus.

7.6. If required under the Mixed and Shared Funding Exemptive Order, for purposes of Sections 7.3 through 7.5 of this Agreement, a majority of the Independent Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Trust be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 through 7.4 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Trust and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Independent Directors. 7.7. If required under the Mixed and Shared Funding Exemptive Order, and to the extent that Rule 6e-2 and Rule 6e-3(T) under the 1940 Act are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable: and (b) Sections 3.5, 3.6, 3.7, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

7.8. If required under the Mixed and Shared Funding Exemptive Order, each of the Company and the Adviser shall at least annually submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon them by the provisions hereof and in the Mixed and Shared Funding Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Board. Without limiting the generality of the foregoing or the Company’s obligations under Section 7.2, upon the request of the Trust or the Adviser, the Company shall provide to the Administrator a written certification to the Board each year indicating whether any material irreconcilable conflicts have arisen during the prior fiscal year of the Trust and if any material irreconcilable conflicts have arisen during the prior fiscal year of the Trust, will report such information to the Board as reasonably requested by the Trust. All reports received by the Board of potential or existing conflicts, and all Board action with regard to determining the existence of a conflict, notifying Participating Insurance Companies of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records shall be made available to the SEC upon request.

ARTICLE VIII. Indemnification

8.1. Indemnification by the Company

(a) The Company agrees to indemnify and hold harmless the Trust, the Administrator and the Adviser and each of their respective officers and directors or trustees and each person, if any, who controls the Trust, the Administrator or the Adviser within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) or settlements are related to the sale or acquisition of the Trust’s shares or the Contracts and:

(i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus or SAI covering the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Trust, the Adviser or the Administrator for use in the registration statement or prospectus for the Contracts or in the Contracts or sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Trust shares; or

(ii) are the direct result of statements or representations or unlawful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Trust shares; or

(iii) arise out of or as a result of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material of the Trust, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon and in conformity with information furnished in writing to the Trust by or on behalf of the Company; or

(iv) are the direct result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v) are the direct result of any material breach of any representation and/or warranty made by the Company in this Agreement or are the direct result of any other material breach of this Agreement by the Company as limited by and in accordance with the provisions of Sections 8.1(b), 8.1(c) and 8.1(e) hereof.

(b) The Company shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation incurred or assessed against an Indemnified Party to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

(c) The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Company has been prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party named in the action. After notice from the Company to such Indemnified Party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such Indemnified Party under this

Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

(d) The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Trust shares or the Contracts or the operation of the Trust.

(e) The Company shall not be liable for any special, consequential or incidental damages.

8.2. Indemnification by the Adviser

(a) The Adviser agrees to indemnify and hold harmless the Company and its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are the direct result of claims against an Indemnified Person by persons other than an Indemnified Person that are related to the sale or acquisition of the Portfolios or the Contracts and:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature or other promotional material of the Trust prepared by the Trust or its designee (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Adviser or the Trust by or on behalf of the Company, for use in the registration statement, prospectus or SAI for the Trust or in sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or the Portfolios; or

(ii) are the direct result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature or other promotional material for the Contracts not supplied by the Adviser or persons under its control) or unlawful conduct of the Fund, the Distributor or the Adviser or persons under their control with respect to the sale or distribution of the Contracts or Trust shares; or

(iii) arise out of or as a result of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Company by or on behalf of the Adviser or the Trust; or

(iv) are the direct result of any failure by the Trust the Administrator or the Adviser to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI, Sections 6.1 and 6.2 of this Agreement); or

(v) are the direct result of any material breach of any representation and/or warranty made by the Adviser, Administrator or the Trust in this Agreement or are the direct result of any other material breach of this Agreement by the Adviser or the Trust; or

(vi) are the direct result of a Pricing Error (as defined in Article I, Section 1.12), as limited by and in accordance with the provisions of Sections 8.2(b), 8.2(c) and 8.2(e) hereof.

(b) The Adviser shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation incurred or assessed against an Indemnified Party as may arise from such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

(c) The Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Adviser has been prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, the Adviser will be entitled to participate, at its own expense, in the defense thereof. The Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party named in the action. After notice from the Adviser to such Indemnified Party of the Adviser’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

(d) The Company agrees promptly to notify the Adviser of the commencement of any litigation or proceedings against it or any of the Indemnified Parties in connection with this Agreement, the issuance or sale of the Contracts or the operation of the Account, or the sale of acquisition of shares of the Trust.

(e) The Adviser shall not be liable for any special, consequential or incidental damages.

ARTICLE IX. Applicable Law

9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York, without regard to conflict of laws provisions.

9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X. Termination

10.1. This Agreement shall continue in full force and effect until the first occur of:

(a) at the option of any party, with or without cause, with respect to some or all Portfolios, upon sixty (60) days advance written notice delivered to the other parties; or

(b) at the option of the Company by written notice to the other parties with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts. Reasonable advance notice of election to terminate shall be furnished by the Company, said termination to be effective ten (10) days after receipt of notice unless the Trust makes available a sufficient number of shares to reasonably meet the requirements of the Account within said ten (10) day period; or

(c) at the option of the Company by written notice to the other parties with respect to any Portfolio in the event any of the Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company. The Company shall give prompt notice to the other parties to terminate; or

(d ) at the option of the Trust, Administrator or Adviser in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the insurance commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Trust shares, if, in each case, the Trust, Administrator or Adviser, as the case may be, reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e) at the option of the Company in the event that formal administrative proceedings are instituted against the Trust, Administrator or the Adviser by FINRA, the SEC, or any state securities or insurance department or any other regulatory body, if the Company reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust, Administrator or the Adviser to perform their obligations under this Agreement; or

(f) At the option of the Company by written notice to the Trust, the Adviser and the Administrator, in the event that any Portfolio (i) ceases to qualify, or the Company reasonably believes such Portfolio may fail to so qualify, as a Regulated Investment Company under Subchapter M or (ii) if the Portfolio ceases to qualify or the Company reasonably believes that the Portfolio will fail to meet the diversification requirements of Section 817(h) of the Code specified in Article VI hereof; or

(g) at the option of any non-defaulting party hereto in the event of a material breach of this Agreement by any party hereto (the “defaulting party”) other than as described in Section 10.1(a)-(h); provided, that the non-defaulting party gives written notice thereof to the defaulting party, with copies of such notice to all other non-defaulting parties, and if such breach shall not have been remedied within thirty (30) days after such written notice is given, then the non-defaulting party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of termination to the defaulting party; or

(h) termination by the Trust, the Adviser, or Administrator by written notice to the Company in the event an Account or Contract is not registered (unless exempt from registration) or sold in accordance with applicable federal or state law or regulation, or the Company fails to provide pass-through voting privileges as specified in Section 3.5.

(i) at any time upon written agreement of all parties to this Agreement.

10.2. Termination Requirement

No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice shall set forth the basis for the termination. Furthermore,

(a) in the event any termination is based upon the provisions of Article VII, or the provisions of Section 10.1(a) of this Agreement, the prior written notice shall be given in advance of the effective date of termination as required by those provisions unless such notice period is shortened by mutual written agreement of the parties;

(b) in the event any termination is based upon the provisions of Section 10.1(d) or 10.1(e) of this Agreement, the prior written notice shall be given at least sixty (60) days before the effective date of termination; and

(c) in the event any termination is based upon the provisions of Section 10.1(b), 10.1(c), 10.1(f) or 10.1(g), the prior written notice shall be given in advance of the effective date of termination, which date shall be determined by the party sending the notice.

10.3. Effect of Termination

Notwithstanding any termination of this Agreement, other than as a result of a failure by either the Trust or the Company to meet Section 817(h) of the Code diversification requirements, the Trust may continue to make available additional shares of the Trust for so long as the Trust desires, pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”) unless such further sale of Trust shares is proscribed by law, regulation or applicable regulatory body, or unless the Trust determines that liquidation of the Trust following termination of this Agreement is in the best interests of the Trust and its shareholders. Specifically, without limitation, if the Trust so elects to make additional shares of the Trust available, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 10.1(a) hereof, the Trust, as promptly as is practicable under the circumstances, shall notify the Company whether the Trust will continue to make Portfolio shares available after such termination. If Portfolio shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either the Trust or the Company may terminate the Agreement, as so continued pursuant to this Section 10.3, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Trust, need not be for more than six months.

The parties agree that this Section 10.3 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

10.4. Surviving Provisions

Notwithstanding any termination of this Agreement, each party’s obligations under Article VIII to indemnify other parties shall survive and not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement.

ARTICLE XI. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties.

If to the Company:

AXA Equitable Life Insurance Company

1290 Avenue of the Americas, 11th Floor

New York, New York 10104

Attention: Funds Management Group

If to the Trust:

JPMorgan Insurance Trust

Mail Code OH1-1235

1111 Polaris Parkway

OH1-1235

Columbus, Ohio 43240

Attn: Contract Administrator

If to the Administrator:

JPMorgan Funds Management, Inc.

Mail Code OH1-1235

1111 Polaris Parkway

OH1-1235

Columbus, Ohio 43240

Attention: Contract Administrator

If to the Adviser:

J.P. Morgan Investment Management Inc.

Mail Code OH1-0211

1111 Polaris Parkway

OH1-1235

Columbus, Ohio 43240

Attn: Contract Administrator

ARTICLE XII. Miscellaneous

12.1. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the Contract owners and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, or required by law or regulatory requirement shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain.

12.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.3. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.5. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.6. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in a forum jointly selected by the relevant parties (but if applicable law requires some other forum, then such other forum) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

12.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

12.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that a transaction that does not result in a change of actual control or management of a party hereto shall not be deemed to be an assignment of this Agreement for purposes of this Section 12.8. Any assignment of this Agreement in violation of this Section 12.8 shall be void.

12.9. The Company agrees that the obligations assumed by the Trust, Administrator and the Adviser pursuant to this Agreement shall be limited in any case to the Trust, Administrator and Adviser and their respective assets and the Company shall not seek satisfaction of any such obligation from the shareholders of the Trust, the shareholders of the Adviser’s or

Administrator’s ultimate parent, the Directors, officers, employees or agents of the Trust, Administrator or Adviser, or any of them.

12.10. The Trust, Administrator and the Adviser agree that the obligations assumed by the Company pursuant to this Agreement shall be limited in any case to the Company and its assets and neither the Trust, Administrator nor Adviser shall seek satisfaction of any such obligation from the shareholders of the Company, the directors, officers, employees or agents of the Company, or any of them.

12.11. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee upon request, copies of the following reports:

(a) the Company’s annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles (“GAAP”), if any), as soon as practical and in any event within 90 days after the end of each fiscal year; and

(b) the Company’s June 30th quarterly statements (statutory), as soon as practical and in any event within 45 days following such period;

12.12. The names “JPMorgan Insurance Trust” and “Trustees of JPMorgan Insurance Trust” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated June 7, 1993 to which reference is hereby made and a copy of which is on file at the office of the Secretary of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “JPMorgan Insurance Trust” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

12.13. No provision of this Agreement may be deemed or construed to modify or supersede any contractual rights, duties, or indemnifications, as between the Adviser and the Fund, and the Distributor and the Fund.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

AXA EQUITABLE LIFE INSURANCE COMPANY, ON BEHALF OF CERTAIN SEPARATE ACCOUNTS

By its authorized officer,	Steven M. Joenk Senior Vice President President, AXA Equitable FMG
By:
Title: Senior Vice President

JPMORGAN INSURANCE TRUST

By its authorized officer,

By:
Title: Jeffrey D. House
Assistant Treasurer

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By its authorized officer,

By:
Title: Gary J Madich
Managing Director

JPMORGAN FUNDS MANAGEMENT INC.
By its authorized officer,

By:
Title: Robert L. Young
Vice President

SCHEDULE A

SEPARATE ACCOUNTS

AXA Equitable Separate Account A	All Contracts

AXA Equitable Separate Account FP	All Contracts

AXA Equitable Separate Account I	All Contracts

AXA Equitable Separate Account 45	All Contracts

AXA Equitable Separate Account 49	All Contracts

AXA Equitable Separate Account 65	All Contracts

AXA Equitable Separate Account 66	All Contracts

AXA Equitable Separate Account 206	All Contracts

AXA Equitable Separate Account 301	All Contracts

SCHEDULE B

PORTFOLIOS

Portfolios of the Trust

JPMorgan Insurance Trust Core Bond Portfolio Class 1

JPMorgan Insurance Trust Core Bond Portfolio Class 2

JPMorgan Insurance Trust U.S. Equity Portfolio Class 1

JPMorgan Insurance Trust U.S. Equity Portfolio Class 2

JPMorgan Insurance Trust Mid Cap Growth Portfolio Class 1

JPMorgan Insurance Trust Mid Cap Growth Portfolio Class 2

JPMorgan Insurance Trust Mid Cap Value Portfolio Class 1

JPMorgan Insurance Trust Equity Index Portfolio Class 1

JPMorgan Insurance Trust International Equity Portfolio Class 1

JPMorgan Insurance Trust International Equity Portfolio Class 2

JPMorgan Insurance Trust Intrepid Growth Portfolio Class 1

JPMorgan Insurance Trust Intrepid Growth Portfolio Class 2

JPMorgan Insurance Trust Intrepid Mid Cap Portfolio Class 1

JPMorgan Insurance Trust Intrepid Mid Cap Portfolio Class 2

JPMorgan Insurance Trust Small Cap Core Portfolio Class 1

JPMorgan Insurance Trust Small Cap Core Portfolio Class 2

SCHEDULE C

EXPENSES

The Trust and/or the Administrator and/or Adviser, and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below. Costs shall be allocated to reflect the Fund’s share of the total costs determined according to the number of pages of the Fund’s respective portions of the documents.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus	Printing of prospectuses	Company	Inforce - Fund Prospective - Company

	Distribution (including postage) to Inforce Clients	Company	Fund

	Distribution (including postage) to Prospective Clients	Company	Company

Mutual Fund Prospectus Update & Distribution	If Required by Fund, Distributor or Adviser	Fund, Distributor or Adviser	Fund, Distributor or Adviser

	If Required by Company	Company (Fund, Distributor or Adviser to provide Company with document in PDF format)	Company

Mutual Fund SAI	Printing	Fund, Distributor or Adviser	Fund, Distributor or Adviser

	Distribution (including postage)	Party who receives the request	Party who receives the request

Proxy Material for Mutual Fund	Printing of proxy required by Law	Fund, Distributor or Adviser	Fund, Distributor or Adviser

	Distribution (including labor) of proxy required by Law	Company	Fund, Distributor or Adviser

Mutual Fund Annual & Semi-Annual Report	Printing of reports	Fund, Distributor or Adviser	Fund, Distributor or Adviser

Item	Function	Party Responsible for Coordination	Party Responsible for Expense

	Distribution	Company	Fund, Distributor or Adviser

Other communication to New and Prospective clients	If Required by Law, the Fund, Distributor or Adviser	Company	Distributor or Adviser

	If Required by Company	Company	Company

Other communication to inforce	Distribution (including labor and printing) if required by the Fund, Distributor or Adviser	Company	Fund, Distributor or Adviser

	Distribution(including labor and printing) if required by Company	Company	Company

Operations of the Fund	All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Fund, and expenses paid or assumed by the fund pursuant to any Rule 12b-1 plan	Fund, Distributor or Adviser	Fund or Adviser

Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Company	Company

SCHEDULE D

Diversification Compliance Certification

Name of Portfolio: FUND

ARTICLE XII. Certification

Fund was in compliance with the federal tax rules relating to diversification requirements under Section 817(h) of the Internal Revenue Code and Treasury Regulation 1.817-5, for the quarter ending [Insert most recently ended fiscal quarter].

Signed by	Date

SCHEDULE E

Disruptive Trading Policies-Procedures

AXA Equitable Life Insurance Company and its affiliates (collectively, “the Companies”) offer investment options with underlying portfolios that are part of AXA Premier VIP Trust and EQ Advisors Trust. The trusts have adopted policies and procedures regarding disruptive transfer activity. They discourage frequent purchases and redemptions of portfolio shares and will not make special arrangements to accommodate such transactions. They aggregate inflows and outflows for each portfolio on a daily basis. On any day when a portfolio’s net inflows or outflows exceed an established monitoring threshold, the trusts obtain contract owner trading activity. The trusts currently consider transfers into and out of (or vice versa) the same variable investment option within a 5 business day period as potentially disruptive transfer activity. Each trust reserves the right to reject a transfer that it believes, in its sole discretion, is disruptive (or potentially disruptive) to the management of one of its portfolios.

When a contract owner is identified as having engaged in a potentially disruptive transfer under the contract for the first time, a letter is sent to the contract owner explaining that there is a policy against disruptive transfer activity and that if such activity continues certain transfer privileges may be eliminated. If and when the contract owner is identified a second time as engaged in potentially disruptive transfer activity under the contract, we currently prohibit the use of voice, fax and automated transaction services. We currently apply such action for the life of the contract.

In addition, each unaffiliated trust may have its own policies and procedures regarding disruptive trading activity. The Companies on behalf of the Separate Accounts, will comply with Rule 22c-2 requirement and enter into legal agreements with respective Outside Variable Insurance Trusts (“VITS). Pursuant to these agreements, the Companies, on behalf of the Separate Accounts will provide information upon request about underlying shareholder transaction activity in these accounts and will execute instructions from the Outside Variable Insurance Trust to restrict or prohibit further purchases or exchanges of shares by a client identified as having engaged in transactions that violate policies established by trust for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued.